EXHIBIT 99.1

December 21, 2010

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Angela Dalmas

(916) 990-3447 direct

angela@inspiredmedia.com

LEFT BEHIND GAMES ACQUIRES ASSETS OF MYPRAIZE®

CHRISTIAN SOCIAL MEDIA NETWORK

LOS ANGELES – January 21, 2011 – Left Behind Games Inc. (OTC: LFBG), dba LB Games®, the leading publisher of exclusively Christian video games, announced today that it has acquired the assets of MyPraize®, one of the largest Christian social media networks, established in 2005. LB Games’ CEO, Troy Lyndon, says, “The MyPraize® acquisition is strategic because it expands our reach to new customers while providing the platform to connect regularly with them.” MyPraize is currently online at www.mypraize.com.

MyPraize currently enjoys more than 140,000 recently active subscribers. Matt Gaiser, Site Administrator for MyPraize says, “We’ve been excited to see how our online community has thrived. Through common interests, people are connecting on a much more valuable, deeper level than Facebook.” LB Games anticipates exponential growth from this new wholly-owned subsidiary and expects MyPraize to become the #1 way Christians connect online over the next 3 years.

MyPraize Founder, Joshua Holmes, says, “Working with LB Games these past 2 months has resulted in remarkable synergy.” MyPraize 2.0 is expected to be released later this year, is written in Java, and will sport an online Christian marketplace focused on the interests of faith-based audiences, including those who buy Christian music, videos and more.

About Left Behind Games Inc.

Left Behind Games Inc., dba LB Games®, is the world’s largest Christian video game publisher. For more information, go to www.leftbehindgames.com.

About MyPraize, Inc.

MyPraize, Inc. is a wholly-owned subsidiary of Left Behind Games Inc. and one of the world’s largest Christian social media networks. For more information, go to www.mypraize.com.

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LB GAMES and MyPraize are registered trademarks of Left Behind Games Inc. All rights reserved. LEFT BEHIND is a registered trademark of Tyndale House Publishers, Inc. in the U.S. and other countries. All rights reserved.

Caution Concerning Forward-Looking Statements

This release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or expectations of Left Behind Games. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that results may differ materially from such statements.